Exhibit 99.1
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For More Information:
Robert Stockwell, CFO
Security First Technologies
(404) 812-6780
Marcy Theobald, PR Manager
Security First Technologies
(404) 812- 6254

                   SECURITY FIRST TECHNOLOGIES ANNOUNCES
                            2-FOR-1 STOCK SPLIT

     ATLANTA, April 14, 1999 Security First Technologies Corporation, or S1, (NASDAQ: SONE), a premier provider of Internet financial services applications, today announced that its board of directors has approved a 2-for-1 split of its common shares payable to its shareholders of record as of the close of business on April 26, 1999. Each stockholder will receive one additional share for each share owned on the record date. The additional shares will be issued on May 7, 1999. The stock split will increase the number of shares of common stock outstanding from approximately 12.5 million shares to approximately 25.1 million shares.

About S1
Security First Technologies, or S1 (NASDAQ: SONE), builds, delivers and operates integrated, transactional and brandable Internet applications for financial institutions. S1?s secure solutions are available for in-house implementations or can be outsourced to the S1 Data Center. S1 also offers training, product integration and customer service center outsourcing. S1, through direct sales and channel partnerships, has agreed to provide software applications and technology to more than 100 financial entities, including 14 of the top 100 U.S. financial institutions. S1 has more than 375 employees worldwide and can be reached at www.S1.com.

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Security First  Technologies and S1 are registered  trademarks of Security First
Technologies Corporation. All other company and product names may be trademarks of their respective owners.